September 11, 1996

BARRA, Inc.
1995 University Avenue, Suite 400
Berkeley, CA  94704

Ladies and Gentlemen:

You have requested our opinion as special counsel for BARRA, Inc., a California corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, of an aggregate of 30,257 shares (the "Shares") of the Company's Common Stock, no par value reserved for issuance under the Rogers, Casey & Associates, Inc. 1992 Stock Option and Restricted Stock Plan and Addendum to the Rogers, Casey & Associates, Inc. 1992 Stock Option and Restricted Stock Plan (the "Plan"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement").

For purposes of this opinion, we have examined the Registration Statement as filed with the Securities and Exchange Commission on the date hereof, and the exhibits thereto. We have also been furnished with and have examined originals or copies, certified or otherwise identified to our satisfaction, of all records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed it necessary to review as a basis for the opinions hereafter expressed. As to questions of fact material to such opinions, we have, where relevant facts were not independently established, relied upon such further legal and factual examination and investigation as we deem necessary for purposes of rendering the following opinions.

In our examination we have assumed, without independent investigation with respect to the accuracy thereof, the genuineness of all signatures, the legal capacity of natural persons, the correctness of facts set forth in certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity, accuracy, and completeness of the originals of such copies. We have also assumed that such documents have each been duly authorized, properly executed and delivered by each of the parties thereto other than the Company. We have also assumed that the Shares when issued will be issued in compliance with the Securities Act of 1933, as amended, and in accordance with the terms of the Plan and the Company's Amended and Restated Articles of Incorporation.

We are members of the bar of the State of California. Our opinions below are limited to the laws of the State of California, the General Corporation Law of the State of California and the federal securities laws of the United States.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that all of the Shares, when issued, will be legally and validly issued, fully paid and non-assessable.

We consent to the filing and use of this opinion as an exhibit to the Registration Statement and consent to the use of our name under the caption "Legal Matters" in the Prospectus.

                                       Sincerely yours,


                                       /s/ Graham & James LLP
                                       -----------------------------
                                       Graham & James LLP


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